NOX Law Corporation

Corporate, Finance, M&A, Securities

5728 East Blvd., Vancouver, BC, V6M 4M4

September 14, 2020

Ehave, Inc.
Suite 1011, 18851 NE 29th Ave., Aventura, FL 33180

Via email to (Ben Kaplan (CEO)bkaplan@ehave.com; and Jonathan Leinwand (US counsel))

Re: 2020 Ehave Equity Incentive Plan/Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion, as counsel to Ehave, Inc., an Ontario corporation (the "***Company***"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "***Registration Statement***") with the Securities and Exchange Commission covering the offering of up to 10,000,000 shares of the Company's voting common shares (the "***Shares***"), issuable pursuant to the Company's 2020 Equity Incentive Plan (the "***Plan***").

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plan, the Company's Amended Certificate of Incorporation and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the Business Corporations Act of the Province of Ontario. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any United States federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan including the receipt of consideration by the Company for the same, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Nox Law Corporation

Per: Arash Farahmand, Esq.
Attorney (New York)
Barrister & Solicitor (British Columbia, Canada; &
Ontario, Canada (via mobility agreement))
Direct: +1.778.858.9036 // E-mail: af@noxlaw.com